Exhibit 10.1

[Green Mountain Coffee Roasters, Inc. Letterhead]

May 23, 2013

Scott McCreary
Green Mountain Coffee Roasters
33 Coffee Lane
Waterbury, VT 05676

Re:  Transition Agreement with Green Mountain Coffee Roasters, Inc.

Dear Scott:

Green Mountain Coffee Roasters, Inc. (“Company”), and you have agreed that you will transition from the Company and its affiliates on the terms set forth in this transition agreement.

1.                                      Employment Period; Termination Date.

A.                                    Employment Period.

1.                                      Your role as President, Specialty Coffee Business Unit, and service as officer of the Company, will end on May 8, 2013.  Your employment with the Company will continue until June 29, 2013 (the “Transition Date”), subject to earlier termination as provided herein.

2.                                      Subject to earlier termination as provided below, at the close of business on the Transition Date, you will terminate your service as an employee of the Company, and such termination shall be deemed an involuntary termination not for cause, except as provided in Section 3.  You will be deemed to have resigned from all your officer, director, and committee positions with the Company and all its affiliates as of May 8, 2013, the date your service as an officer of the Company ends.  (The period of time between the date hereof and the Transition Date (or earlier Termination Date, as defined below) is hereinafter referred to as the “Employment Period”).

3.                                      During the Employment Period you may terminate your employment and your services at any time for any reason, subject to the notice provision below.  During the Employment Period the Company may terminate you only for gross misconduct.

4.                                      Your termination date (“Termination Date”) is the last day that you perform services as an employee of the Company.  In no event will your Termination Date be later than June 29, 2013.  The occurrence of your Termination Date will also terminate the Employment Period.  For avoidance of doubt, your Termination Date will be the Transition Date unless you previously die or voluntarily terminate your employment, or unless the Company terminates you for gross misconduct.

2.                                      Duties and Compensation.

A.                                    Employment duties.  During the Employment Period, you will continue to perform your duties as assigned from time to time by the Company’s President and Chief Executive Officer, faithfully, with the utmost loyalty, to the best of your abilities and in the best interests of the Company, and you shall devote your full business time to the business of the Company

B.                                    Compensation.  Subject to your execution of releases as provided in Section 7, and to your continued compliance with Section 8,

1.                                      Base Salary.  During the Employment Period, the Company will continue to pay you a base salary at the gross annual rate of $406,000 (“Base Salary”).  The Base Salary shall be paid in accordance with the Company’s normal payroll practices.

2.                                      Pro Rata Annual Incentive.  During the Employment Period, you will continue your participation in the Company’s Short Term Incentive Plan (“STIP”) in accordance with its terms during the Company’s fiscal year ending in 2013 (“FY 2013”).  You shall be entitled to a pro rata portion of the annual incentive for FY 2013 under the STIP, in an amount equal to the amount payable based on actual performance if you had remained an employee throughout FY 2013, multiplied by a fraction (the “Pro-Ration Fraction”) the numerator of which is the number of days of your employment in FY 2013 prior to your Termination Date, and the denominator of which is 365, paid at the same time as other recipients receive their annual incentive payments for FY 2103 (the “Pro-Rata 2013 Annual Incentive”).

3.                                      Benefit Plans.

a)                                     During the Employment Period, you will continue to be eligible to participate in the Company’s employee benefit plans (including the 401(k) plan, employee stock purchase plan, group medical and dental plans, and fringe benefits), and to receive fringe benefits and reimbursement of appropriate business expenses, all in accordance with Company plans and policies, as they may be in effect from time to time.

b)                                     As of the earlier of the Transition Date or your Termination Date, you will no longer to be eligible to participate in employee benefit plans (including 401(k), employee stock purchase plan, group medical and dental plans, or fringe benefits), and your participation therein shall cease.

c)                                      COBRA Payments.  Subject to your having timely elected under the federal law known as “COBRA” to continue participation in the Company’s group medical and dental plans for yourself and those individuals who were your eligible dependents immediately prior to the earlier of the Transition Date or your Termination Date, and subject to your making the required payments of the applicable COBRA premium, the Company will make monthly payments (“COBRA Payments”) in an amount equal to the difference between the monthly cost of such COBRA continuation coverage and the premium cost to you of participation in such group medical and dental plans had you remained in active employment.  Provided you continue to pay the applicable COBRA premiums, such monthly COBRA Payments shall continue until the earlier of (a) 12 months from the earlier of the Transition Date or your Termination Date or (b) the date you (or in the case of your dependents, your dependents) become eligible for coverage under the medical and/or dental plan of another employer (or in the case of your dependents, cease to be eligible for COBRA continuation coverage).

4.                                      Options PSUs and RSUs.  During the Employment Period you will continue to vest in your options, performance stock units (“PSUs”) and restricted stock units (“RSUs”) in accordance with their terms, as amended from time to time, except as otherwise provided herein.  For the avoidance of doubt, your provision of services hereunder through the Termination Date, regardless of role, shall be deemed “Employment” for purposes of the Company’s 2006 Incentive Plan (“2006 LTI Plan”) and any awards granted thereunder.  As of your Termination Date (whenever occurring), your outstanding options, PSUs and RSUs will be treated as provided under the terms of the respective award agreement (as amended from time to time) for an involuntary termination other than for Cause, except as otherwise herein provided.  You shall not be eligible for “Retirement” treatment under such agreements.

5.                                      During the Employment Period you will continue to be eligible for reimbursement of appropriate business expenses in accordance with Company policies, as they may be amended from time to time.

6.                                      If your employment ends on the Transition Date, the Company will continue to pay your Base Salary, in accordance with the Company’s normal payroll practices for the period from the Transition Date through June 29, 2014, except as otherwise provided herein.

C.                                    Effective May 8, 2013,

1.                                      Your participation in the Green Mountain Coffee Roasters, Inc. 2008 Change-In-Control Severance Benefit Plan, as amended (the “Change in Control Severance Benefit Plan”), shall cease;

2.                                      You will not participate in the STIP for fiscal years ending after FY 2013; and

3.                                      You will not be eligible for new or additional awards under the 2006 LTI Plan.

3.                                      Early Termination.

A.                                    You may terminate your employment hereunder at any time by written notice to the Chief Executive Officer of the Company.  Your Termination Date shall be the date stated in such notice, but not earlier than 30 days after delivery of such notice to the Chief Executive Officer of the Company.  The Company’s sole obligation to you in the event of such termination shall be to pay you the Accrued Obligations (as defined in Section 5), to the extent not previously paid, and your options, PSUs and RSUs shall be treated as a voluntary resignation as provided in their respective grant agreements, as amended from time to time, except as otherwise provided herein.

B.                                    The Company may terminate you for gross misconduct any time, effective immediately upon written notice.  The Company acknowledges that as of the date of this Agreement it is not aware of circumstances that would constitute your gross misconduct.  The date of such notice shall be the Termination Date.  The Company’s sole obligation to you in the event of such termination shall be to pay you the Accrued Obligations (as defined in Section 5), to the extent not previously paid.

Your equity awards shall thereupon be forfeited, whether or not vested, to the extent not previously exercised or settled, and shall be subject to Section 10.B.

C.                                    In the event your services are terminated by your death prior to the Transition Date, the date of your death shall be the Termination Date and the Company will pay or provide your designated beneficiary (or if none, your estate) with the following, provided your designated beneficiary (or, if none, your executor) duly executes and does not revoke the Supplemental Release described in Section 7.B.:

1.                                      The Accrued Obligations, to the extent not previously paid;

2.                                      In lieu of your Pro-Rata 2013 Annual Incentive, a lump sum payment in respect of your FY 2013 STIP, in an amount equal to your target FY 2013 STIP multiplied by the Pro Ration Fraction, which shall be paid not more than 30 business days after your death; and

3.                                      Treatment of your equity as described in the applicable grant agreement (as amended from time to time) in the event of termination of employment by death, except as otherwise provided herein.

4.                                      Death after Termination Date.  If your death occurs after your Termination Date but prior to the date you have received all payments to which you are entitled under Section 2.B.6., the Company’s sole obligation to your designated beneficiary (or if none, your estate) will be (a) to accelerate the remaining such payments and to pay them in a lump sum as soon as administratively practical after your death, but in no event more than 30 business days after your death, and (b) if not previously paid, to pay your Pro-Rata 2013 Annual Incentive at the time and in the form described in Section 2.B.2.

5.                                      Accrued Obligations.  Whether or not you sign a Supplemental Release as provided in Section 7.B., the Company will pay or provide you the following (collectively, the “Accrued Obligations”):

A.                                    Within five (5) business days after your Termination Date, the Company will pay you any earned but unpaid Base Salary through your Termination Date.

B.                                    The Company will reimburse any unreimbursed business expenses existing on your Termination Date, in accordance with the Company’s normal reimbursement policies and practices.

C.                                    Effective as of the earlier of the Transition Date or your Termination Date, you may elect to continue group medical and dental coverage under the federal law known as “COBRA,” if and to the extent you are eligible to do so.

D.                                    Within 5 days after the earlier of the Transition Date or your Termination Date, the Company will pay you any earned but unused vacation time as determined in accordance with the Company’s policies then in effect.

E.                                     You will be entitled to your vested account balance under and subject to the terms and provisions of the Company’s 401(k) Plan, and any amount to which you may be entitled under the terms of the Company’s employee stock purchase plan, as amended.

6.                                      Change in Control.

A.                                    After your Termination Date.  If there should occur a change in control of the Company (as defined in the Company’s Change in Control Severance Benefit Plan) that qualifies as a change in ownership of the Company or a change in effective control of the Company, or as a change in the ownership of a substantial portion of the assets of the Company under Treasury Regulation 1.409A-3(i)(5)(v), (vi), or (vii) (a “409A CIC”) after your Termination Date, the Company’s sole obligations to you will be, subject to the last sentence of this Section 6.A., to provide the following:  (i) to accelerate the payment of any remaining payments to which you may be entitled as of the date of the 409A CIC under Section 2.B.6. and to pay them in a lump sum within five (5) business days after the 409A CIC, and (ii) if the 409A CIC occurs after your Termination Date and prior to the end of the applicable performance period under the FY 2013 STIP, then no amount shall be payable under Section 2.B.2., and you shall be entitled to a lump sum payment equal to the amount that would have been paid to you in respect of the FY 2013 STIP had you remained employed until the date of the 409A CIC pursuant to the relevant transaction documents, if any, multiplied by the Pro-Ration Fraction, such amount payable not later than five (5) business days after the 409A CIC.  For avoidance of doubt, a change in control of the Company that is not a 409A CIC shall not affect the timing of payments hereunder.

B.                                    On or Before your Termination Date.  If there should occur a 409A CIC and your Termination Date has not previously occurred, then the date of the 409A CIC shall be your Termination Date; and you shall be paid the Accrued Obligations not later than five (5) business days after the 409A CIC, to the extent not previously paid.  In addition, provided you sign and do not revoke the Supplemental Release as described in Section 7.B. and subject to your continued compliance with Section 8, the Company will pay or provide the following, in lieu of the amounts and form of payment applicable under Sections 2.B.6, 2.B.2., and/or 2.B.4., as applicable:

a)                                     Remaining payments.  In a lump sum not later than five (5) business days after the date of the 409A CIC, an amount equal to the sum of the remaining unpaid amounts under Section 2.B.6.;

b)                                     FY 2013 STIP.  To the extent no amount relating to your STIP for FY 2013 has previously been paid, an amount equal to your target annual bonus under the STIP for FY 2013 multiplied by the Pro Ration Fraction, in a lump sum not later than five (5) business days after the 409A CIC; and

c)                                      Options, PSUs and RSUs.  Your options, PSUs and RSUs to the extent not previously settled, will be treated as provided in the documents and instruments effecting the 409A CIC; provided that if the options, PSUs and RSUs are not assumed by the acquireror survivor in the transaction, your unvested equity shall become fully vested immediately prior to the CIC so that you have an opportunity to exercise any outstanding options and participate in the 409A CIC transaction the same as any common shareholder with respect to your equity.

7.                                      Release; Supplemental Releases.

A.                                    Release.  The effectiveness of this transition agreement is contingent on your timely execution and non-revocation of a release and waiver of claims in the form attached hereto as Appendix A (“Release”).  If you do not timely execute the Release or if you revoke it, then you will be deemed to have involuntarily terminated your employment and your service with the Company and its affiliates as of the date of this transition agreement.  In that case, this transition agreement shall be null and void, and any payments of compensation or provision of benefits after the date of this transition agreement and the last date for non-revocation of the Release shall be deemed made pursuant to the terms of your September 10, 2004 employment letter from the Company.

B.                                    Supplemental Releases.  As a condition of receiving any benefits other than the Accrued Obligations after your Termination Date, you agree to execute within 21 days after your Termination Date and not revoke, a separate supplemental release and waiver of claims in the form attached hereto as Appendix B (“Supplemental Release”).

C.                                    No Payments until Release Irrevocable.  Payments and benefits conditioned upon the execution and nonrevocation of the Release or Supplemental Release shall not be made or commence, notwithstanding any other provision of this transition agreement to the contrary, prior to the expiration of the revocation period for the Release or Supplemental Release, as applicable.  Upon the expiration of the applicable revocation period for the Release or Supplemental Release, any payments or benefits so postponed shall be cumulated and paid the day after the expiration of such revocation period; provided you have not revoked the Release or Supplemental Release.

8.                                      Confidentiality; Restrictive Covenants.

A.                                    Need for Restrictive Covenants.  You acknowledge that, as a senior executive of the Company, you have and, prior to the Termination Date, will acquire and have access to, and have and will, prior to the Termination Date, continue to develop substantial and intimate knowledge of, the Company’s Confidential Information, as defined below, and that you have and will, prior to the Termination Date, also continue to develop a unique and comprehensive familiarity with the Company and the business conducted by the Company and its affiliates, which you would not have otherwise had but for your employment with the Company, and which you acknowledge are valuable assets of the Company.  Accordingly, in consideration of the foregoing and of entering into this transition agreement, you agree to undertake the obligations set forth in Sections 8.B., C. and D., which you acknowledge are reasonably designed to protect the legitimate business interests of the Company, without unreasonably restricting your post-employment employment opportunities.

B.                                    Confidentiality.  You acknowledge that you have and, prior to the Termination Date, will continue to have access to Confidential Information of the Company, its affiliates, and the Foundation.  All Confidential information is of irreplaceable value to the Company, its affiliates, and the Foundation.  Except as required to perform your responsibilities for the Company, its affiliates, or the Foundation, to comply with law or regulation, or as authorized in writing in advance by the Chief Executive Officer of the Company, you will not, at any time, use, disclose or take any action which may result in the use or disclosure of any Confidential Information.  “Confidential Information” means all confidential and proprietary information of the Company or its affiliates, and includes, but is not limited to actual and prospective customer and client lists and pricing information, business plans, programs and tactics, research and development information, personnel information, and all other information unique to the Company and not readily available to the public, including designs, improvements, inventions, formulas, compilations, methods, strategies, capabilities, forecasts, software programs, processes, know-how, data, operating methods and techniques, and all business costs, profits, vendors, markets, sales, products, marketing, sales or other financial or business information, and any modifications or enhancements of any of the foregoing.

C.                                    Restrictive Covenants.  You agree and covenant not to, without the explicit written permission of the Chief Executive Officer of the Company:

1.                                      contribute your knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, shareholder, volunteer, intern or in any other similar capacity to an entity engaged in the same or similar business as of June 29, 2013 as the Company and its affiliates anywhere in the United States for a period of 12 months following your Termination Date;

2.                                      directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its affiliates for 12 months following your Termination Date; or

3.                                      directly or indirectly, solicit, contact (including, but not limited to, e-mail, regular mail, express mail, telephone, fax, instant message, or tweet) attempt to contact or meet with any current customer of the Company or any of its affiliates for purposes of offering or accepting goods or services similar to or competitive with those currently offered by the Company or any of its affiliates for a period of 12 months following your Termination Date.

D.                                    Nondisparagement.  You agree (a) not to make issue, circulate, publish or utter any statement, whether written or oral, to any third party or take any action or cause or assist another person to do so, which is intended to or would reasonably have the effect of being false or of disparaging, defaming, criticizing, holding in a negative light or reflecting adversely upon the Company (including its current and former parents, subsidiaries, affiliates, successors, assigns, directors, officers, shareholders, employees, agents, products, services or practices, and the Foundation), and (b) not to publish, comment upon or disseminate any statements suggesting or accusing the Company, any of its affiliates or the Foundation, or any of their respective agents, employees or officers of any misconduct or unlawful behavior.  The Company agrees to direct its executive officers (x) not to make issue, circulate, publish or utter any statement, whether written or oral, to any third party or take any action or cause or assist another person to do so, which is intended to or would reasonably have the effect of being false or of disparaging, defaming, criticizing, holding in a negative light or reflecting adversely upon you, and (y) not to publish, comment upon or disseminate any statements suggesting or accusing you of any misconduct or unlawful behavior.  Notwithstanding the foregoing, you and the Company’s executive officers may give truthful and non-malicious testimony if properly subpoenaed to testify under oath, and truthfully and non-maliciously cooperate in investigations by governmental or regulatory authorities.  You agree to direct all inquiries from prospective employers, the media or, after your Termination Date, governmental or regulatory authorities to the Company’s Chief Human Resources Officer.

E.                                     Company Property.  As soon as practicable following your Termination Date, you will return to the Company all keys, key cards, Confidential Information, documents, manuals, computers, computer programs, flash drives, CDs, diskettes or other recording media, customer lists, notebooks, reports and other written or graphic materials, including all copies thereof and whether in electronic form or otherwise, relating in any way to the Company’s business and prepared by your or obtained by your from the Company, its customers or suppliers during the course of your provision of services to the Company.  You covenant that you will retain no copies of any such material.

F.                                      Remedies on Breach.  In the event of a breach or, with respect to (3) below, threatened breach of any of the foregoing covenants (including Sections 8.B., C., D. and E hereof),

1.                                      Any unvested portion of your outstanding options, PSUs and RSUs shall be forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this transition agreement or the applicable plan; and

2.                                      Any amounts due to be paid under Section 2.B. shall be forfeited as of the date of such breach, and any amounts previously paid under Section 2.B. shall be subject to recoupment (to the extent permitted by applicable law); and

3.                                      The Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.  Such equitable relief shall be in addition to, and not in lieu of, legal remedies, monetary damages or other available forms of relief.

9.                                      Litigation and Regulatory Cooperation.  You agree to reasonably cooperate with the Company and its affiliates after the Transition Date in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or any of its affiliates that relate to events or occurrences that transpired during the time you provided services to the Company, including but not limited to pending matters, whether asserted as litigation, threatened litigation, an internal investigation or complaint, or any investigation or review by any foreign, federal, state or local regulatory authority.  Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available at reasonable times and reasonable places to (a) meet with and provide truthful and accurate information to counsel for the Company and its affiliates as part of the Company’s investigation of such matters, (b) meet with governmental officials to provide accurate and truthful information on behalf of the Company or an affiliate, (c) prepare for discovery or trial, and (d) act as a witness on behalf of the Company or any affiliate and provide truthful testimony as may be required.  In scheduling your time to prepare for such meetings and conferences, and any appearances for discovery or trial, the Company shall take into account your personal and professional obligations and shall use reasonable efforts to minimize interference with any other employment obligations that you may have, provided that you shall also use reasonable efforts to accommodate the schedule of the Company and its counsel.  You will be entitled, upon delivery of customary supporting documentation, to reimbursement for reasonable out-of-pocket travel expenses approved in advance, and other expenses approved in advance by the Company, including but not limited to reasonable counsel fees and costs you incur in connection with the foregoing.

10.                               Additional provisions.

A.                                    Withholding; Deductions.  Any payments to you are subject to required withholding and authorized deductions.

B.                                    Recoupment.

1.                                      Recoupment provisions in any documents or any Company policy applicable to you shall remain in effect.

2.                                      If there is a material adjustment of financial results for fiscal year 2013 or fiscal year 2014 (the “Adjusted Financial Statements”), and the Board of Directors of the Company (the “Board”) or a committee thereof determines that as a result of such adjustment materially more compensation was paid to you under the FY 2013 STIP, and/or materially more PSUs were granted to you, than if the Adjusted Financial Statements had been the financial statements originally reported, the Board or a committee thereof may require you to (a) reimburse the Company for any incentive paid to you under the FY2013 STIP in excess of what would have been paid to you under the Adjusted Financial Statements, and (b) forfeit any or all PSUs granted to you in excess of what would have been granted to you under the Adjusted Financial Statements (including any shares of Common Stock issued to you upon such PSUs’ vesting).

3.                                      In addition, your FY 2013 STIP and PSUs shall be subject to recoupment by the Company to the extent required to comply with (a) applicable law or regulation or the rules of the stock exchange on which the Company’s common stock is traded or (b) any other applicable clawback or recoupment policy as required by law.

C.                                    Compliance with Section 409A.

1.                                      To the extent this transition agreement provides for compensation that is deferred compensation subject to Section 409A, it is intended that you not be subject to the imposition of taxes and penalties (“409A Penalties”) under Section 409A, and this transition agreement shall be construed in accordance with that intent.

2.                                      Notwithstanding any other provision in this transition agreement, if as of the date on which you incur a separation from service within the meaning of Section 409A, you are a “specified employee” as determined by the Company, then to the extent any amount payable or benefit provided to you that the Company reasonably determines would be nonqualified deferred compensation within the meaning of Section 409A, for which payment is triggered by your separation from service (other than on account of death), and that under the terms of this transition agreement would be payable on or prior to the six-month anniversary of your separation from service, such payment or benefit shall be delayed until the earlier to occur of (a) the day after the six-month anniversary of such separation from service, or (b) the date of your death.

3.                                      With respect to any reimbursements under this transition agreement, such reimbursement shall be made on or before the last day of the calendar year following the calendar you in which the expense was incurred; subject to timely submission of proper substantiation in accordance with the Company’s policies and procedures therefor.

4.                                      The amount of any expenses eligible for reimbursement of the amount of any in-kind benefits provided, as the case may be, under this transition agreement during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year.  The right to reimbursement or to any in-kind benefit pursuant to this transition agreement shall not be subject to liquidation or exchange for any other benefit.

5.                                      If under this transition agreement, an amount is to be paid in two or more installments or two or more monthly payments, then for purposes of Code Section 409A, each installment shall be treated as a separate payment.

6.                                      If payment of any amount of deferred compensation subject to Section 409A is contingent upon your execution of a release and waiver of claims, and if the period within which you must sign and not revoke the release and waiver of claims would begin in one calendar year and expire in the following calendar year, then any payments contingent on such employment-related action shall be made (or commence) in such following calendar year (regardless of the year of execution of such release) if payment in such following calendar year is required in order to avoid 409A Penalties.

7.                                      You acknowledge that notwithstanding this Section 10.C. or any other provision of this transition agreement, the Company and its affiliates are not providing you with any tax advice with respect to Section 409A or otherwise, and are not making any guarantees or other assurances of any kind to you with respect to the tax consequences or treatment of any amounts paid or payable to you under this transition agreement or your equity award agreements.  You are solely responsible for the payment of taxes, including any 409A Penalties.

D.                                    Entire Agreement.  This transition agreement constitutes the entire agreement between you and the Company and its affiliates on the subject of any payments and benefits due to you after the date hereof, and supersedes all other prior agreements between you and the Company or its affiliates, except for your options granted on April 1, 2006, June 14, 2007, March 13, 2008, March 12, 2009, March 11, 2010, March 10, 2011, March 22, 2012 and March 7, 2013, your Restricted Stock Units granted March 22, 2012 and March 7, 2013, and your Performance Stock Units granted on March 7, 2013, which shall continue to apply (as amended from time to time), except as otherwise provided herein, and are hereby made a part of this transition agreement by reference.  Specifically, but not exclusively, your September 10, 2004 employment letter is superseded in its entirety, and the Change in Control Severance Benefit Plan does not apply to you.  The payments and benefits described in this transition agreement will be the only such payments and benefits you are to receive in connection with the termination of your employment and your separation from service with the Company and its affiliates, and you acknowledge you are not entitled to any additional payments, rights or benefits not otherwise described in this transition agreement.  Any payments, rights or benefits you receive under this transition agreement will not be taken into account for purposes of determining benefits under any employee benefit plan of the Company, except to the extent required by law, or as otherwise expressly provided under the terms of such plan.

E.                                     Binding on Successors to the Company; Non-assignment.  This transition agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  You shall not assign or otherwise alienate your rights under this transition agreement.

F.                                      Governing Law.  The validity, interpretation, construction, and performance of this transition agreement shall be governed by the laws of the State of Vermont without regard to its principles of conflicts of law, and except to the extent preempted by federal law.

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G.            Severability.  In the event that any one or more of the provisions of this transition agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this transition agreement shall not be affected thereby, provided that if any portion of the Release or the Supplemental Release shall be or become invalid, illegal or unenforceable in any respect, the Company shall be relieved of its obligations hereunder that are contingent on your execution and non-revocation of the Release or Supplemental Release.

Sincerely,

GREEN MOUNTAIN COFFEE ROASTERS, INC.

	By:	/s/ Brian P. Kelley
Brian P. Kelley, Chief Executive Officer

ACKNOWLEDGED AND AGREED

/s/ Scott McCreary
Scott McCreary

Date: May 23, 2013

Appendix A
Release and Waiver

THIS RELEASE is executed by the undersigned (the “Executive’) as of the date indicated below.

WHEREAS, the Executive and Green Mountain Coffee Roasters, Inc.  (the “Company”) entered into a transition agreement dated May 23, 2013 (the “Transition Agreement”), subject to the Executive’s timely execution and non-revocation of this Release and to his compliance with its terms and the terms of the Transition Agreement;

NOW, THEREFORE, in consideration of the Company’s entering into the Transition Agreement and other good and valuable consideration, the Executive agrees as follows:

1.             Executive irrevocably and unconditionally releases, acquits, and forever discharges the Company and all of its current and former related entities, affiliates, successors, predecessors, assigns, owners, investors, stockholders, partners, members, and employee benefit plans, and all of their directors, officers, employees, agents, representatives, insurers, administrators, attorneys, and all persons acting by, through, under, or in concert with any of them (collectively “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, suspected or unsuspected (“Claim” or “Claims”), which Executive now has, owns or holds, or claims to have, own or hold, or which Executive at any time heretofore had, owned or held, or claimed to have had, owned or held, or which Executive at any time hereafter may have, own or hold, or claim to have, own or hold, against any of the Releasees relating to any event, act, or omission that has occurred prior to or as of the date Executive signs this Release.  This Release shall not apply to (a) any of the Company’s obligations under the terms of the Transition Agreement, and (b) Executive’s right to indemnification under the Company’s bylaws and the indemnification agreement between the Company and Executive dated August 10, 2009.

2.             Without limiting the foregoing, Executive specifically waives and releases all rights, claims (including claims for attorneys’ fees), demands, and causes of action under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973, as amended; the Worker Adjustment Retraining and Notification Act; the Americans with Disabilities Act; and any comparable state law, concerning Executive’s relationship and association with any of the Releasees and the creation and termination of such relationship.  Executive acknowledges and understands that the release of claims under the ADEA is subject to special waiver protection under 29 U.S.C.  § 626(f).

a.             In accordance with that section, Executive specifically agrees he is knowingly and voluntarily releasing and waiving any right or claim of discrimination under the ADEA.

b.             In particular, he acknowledges and understands the following:

(i)            he is not waiving rights or claims for age discrimination under the ADEA that may arise after the date he signs this Release;

(ii)           he is not waiving his right to file a complaint or charge with the EEOC or participate in any investigation or proceeding conducted by the EEOC;

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(iii)          he is waiving rights or claims for age discrimination under the ADEA in exchange for entering into the Transition Agreement, which is in addition to anything of value to which he otherwise is entitled;

(iv)          he has been advised to consult with an attorney of his choice before signing this Release, and he has had an opportunity to do so;

(v)           he has freely and voluntarily entered into this Release without any threat, coercion, or intimidation by any person;

(vi)          he has been given the opportunity to take 21 days to consider whether to sign this Release, although he is not required to wait 21 days; and

(vii)         he will have seven days after the date he signs this Release within which to revoke it, and the Release shall not become effective or enforceable as to any party until that revocation period has expired without revocation of the Release.  Any such revocation shall be in writing and shall be sent to Linda Longo Kazanova, Vice President, Chief Human Resources Officer, at the Company’s headquarters at 33 Coffee Lane, Waterbury, VT 05676.

3.             The Executive understands that nothing in this Release shall be construed to prohibit him from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, and/or any federal, state or local agency.  Notwithstanding the foregoing, the Executive hereby waives any and all rights to recover monetary damages in any charge, complaint, or lawsuit filed by him or by anyone else on his behalf based on events occurring prior to the date of this Release.

4.             Executive expressly acknowledges that this Release is intended to include in its effect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time of execution hereof and that this Release contemplates the extinguishment of any such Claim or Claims.

5.             Executive agrees that he is bound by the provisions of the Transition Agreement, which are fully incorporated into this Release.

6.             Executive represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof, or interest therein, and he agrees to indemnify, defend and hold Releasees harmless from and against any and all Claims, based on or arising out of any such assignment or transfer, or purported assignment or transfer of any Claims or any portion thereof or interest therein.

7.             Executive represents and acknowledges that in executing this Release he does not rely and has not relied upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Release or otherwise.

8.             This Release shall be binding upon Executive and upon his respective heirs, administrators, representatives, executors, beneficiaries, successors, and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

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9.             This Release is made and entered into in the State of Vermont and shall in all respects be interpreted, enforced, and governed under the laws of the State of Vermont.  The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.  It is agreed that this Agreement shall be construed with the understanding that both parties were responsible for drafting it.

10.          Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Transition Agreement.

11.          Should any of the provisions of this Release be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Release.

12.          The signed Release must be returned to Linda Longo Kazanova, Vice President, Chief Human Resources Officer, at the Company’s headquarters at 33 Coffee Lane, Waterbury, VT 05676 on or before June 13, 2013.  If Executive does not revoke the Release within seven days after signing it, then the Release will take effect as a legally binding document on the expiration of the seventh day after signing.

PLEASE READ CAREFULLY.  THIS RELEASE AND WAIVER INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS.

Executed at South Burlington (city), Vermont (state) this 13th day of June, 2013.

By:	/s/ Scott McCreary
Scott McCreary

Received at South Burlington, Vermont this        day of              , 2013.

Green Mountain Coffee Roasters, Inc.

By:	/s/ Linda Longo Kazanova
Printed Name: Linda Longo Kazanova
Title: Vice President, Chief Human Resources Officer

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Appendix B

Supplemental Release and Waiver

THIS SUPPLEMENTAL RELEASE is executed by the undersigned (the “Executive’) as of the date indicated below.

WHEREAS, the Executive and Green Mountain Coffee Roasters, Inc.  (the “Company”) entered into a transition agreement dated May 23, 2013 (the “Transition Agreement”), under which Executive is entitled to certain payments and benefits following his Termination Date (as defined in the Transition Agreement), subject to the Executive’s timely execution and non-revocation of this Supplemental Release and to his compliance with its terms; and

WHEREAS, a the Termination Date has occurred;

NOW, THEREFORE, in consideration of the payments and provision of benefits as provided in the Transition Agreement, and other good and valuable consideration, the Executive agrees as follows:

1.             Executive irrevocably and unconditionally releases, acquits, and forever discharges the Company and all of its current and former related entities, affiliates, successors, predecessors, assigns, owners, investors, stockholders, partners, members, and employee benefit plans, and all of their directors, officers, employees, agents, representatives, insurers, administrators, attorneys, and all persons acting by, through, under, or in concert with any of them (collectively “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, suspected or unsuspected (“Claim” or “Claims”), which Executive now has, owns or holds, or claims to have, own or hold, or which Executive at any time heretofore had, owned or held, or claimed to have had, owned or held, or which Executive at any time hereafter may have, own or hold, or claim to have, own or hold, against any of the Releasees relating to any event, act, or omission that has occurred prior to or as of the date Executive signs this Supplemental Release.  This Supplemental Release shall not apply to (a) any of the Company’s obligations under the terms of this Supplemental Release, or (b) Executive’s right to indemnification under the Company’s bylaws and the indemnification agreement between the Company and Executive dated August 10, 2009.

2.             Without limiting the foregoing, Executive specifically waives and releases all rights, claims (including claims for attorneys’ fees), demands, and causes of action under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973, as amended; the Worker Adjustment Retraining and Notification Act; the Americans with Disabilities Act; and any comparable state law, concerning Executive’s relationship and association with any of the Releasees and the creation and termination of such relationship.  Executive acknowledges and understands that the release of claims under the ADEA is subject to special waiver protection under 29 U.S.C.  § 626(f).

a.             In accordance with that section, Executive specifically agrees he is knowingly and voluntarily releasing and waiving any right or claim of discrimination under the ADEA.

b.             In particular, he acknowledges and understands the following:

(i)            he is not waiving rights or claims for age discrimination under the ADEA that may arise after the date he signs this Supplemental Release;

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(ii)           he is not waiving his right to file a complaint or charge with the EEOC or participate in any investigation or proceeding conducted by the EEOC;

(iii)          he is waiving rights or claims for age discrimination under the ADEA in exchange for the payments and benefits under the Transition Agreement, which are in addition to anything of value to which he otherwise is entitled;

(iv)          he has been advised to consult with an attorney of his choice before signing this Supplemental Release, and he has had an opportunity to do so;

(v)           he has freely and voluntarily entered into this Supplemental Release without any threat, coercion, or intimidation by any person;

(vi)          he has been given the opportunity to take 21 days after his Termination Date to consider whether to sign this Supplemental Release, although he is not required to wait 21 days; and

(vii)         he will have seven days after the date he signs this Supplemental Release within which to revoke it, and the Supplemental Release shall not become effective or enforceable as to any party until that revocation period has expired without revocation of the Supplemental Release.  Any such revocation shall be in writing and shall be sent to Linda Longo Kazanova, Vice President, Chief Human Resources Officer, at the Company’s headquarters at 33 Coffee Lane, Waterbury, VT 05676.

3.             The Executive understands that nothing in this Supplemental Release shall be construed to prohibit him from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, and/or any federal, state or local agency.  Notwithstanding the foregoing, the Executive hereby waives any and all rights to recover monetary damages in any charge, complaint, or lawsuit filed by him or by anyone else on his behalf based on events occurring prior to the date of this Supplemental Release.

4.             Executive expressly acknowledges that this Supplemental Release is intended to include in its effect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time of execution hereof and that this Supplemental Release contemplates the extinguishment of any such Claim or Claims.

5.             Executive agrees that he shall continue to be bound by the provisions of Sections 8, 9, and 10 of the Transition Agreement, which are fully incorporated into this Supplemental Release.

6.             Executive represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof, or interest therein, and he agrees to indemnify, defend and hold Releasees harmless from and against any and all Claims, based on or arising out of any such assignment or transfer, or purported assignment or transfer of any Claims or any portion thereof or interest therein.

7.             Executive acknowledges and agrees that, pursuant to the Transition Agreement, he will have received payment for any and all compensation for services rendered through your Termination Date, including all wages or other compensation and all accrued and unpaid vacation pay.  Executive agrees and understands that the Company has paid him for any reimbursable but unpaid business expenses outstanding on the Termination Date.

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8.             Executive represents and acknowledges that in executing this Supplemental Release he does not rely and has not relied upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Supplemental Release or otherwise.

9.             This Supplemental Release shall be binding upon Executive and upon his respective heirs, administrators, representatives, executors, beneficiaries, successors, and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

10.          This Supplemental Release is made and entered into in the State of Vermont and shall in all respects be interpreted, enforced, and governed under the laws of the State of Vermont.  The language of all parts of this Supplemental Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.  It is agreed that this Agreement shall be construed with the understanding that both parties were responsible for drafting it.

11.          Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Transition Agreement.

12.          Should any of the provisions of this Supplemental Release be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Supplemental Release.

13.          The signed Supplemental Release must be returned to Linda Longo Kazanova, Vice President, Chief Human Resources Officer, at the Company’s headquarters at 33 Coffee Lane, Waterbury, VT 05676 on or before July 22, 2013.  If Executive does not revoke this Supplemental Release within seven days after signing it, then the Agreement will take effect as a legally binding document on the expiration of the seventh day after signing (the “Effective Date”).

PLEASE READ CAREFULLY.  THIS SUPPLEMENTAL RELEASE INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS.

Executed at South Burlington (city), Vermont (state) this 17th day of July, 2013.

By:	/s/ Scott McCreary
Scott McCreary

Received at South Burlington, Vermont this 23rd day of July, 2013.

Green Mountain Coffee Roasters, Inc.

By:	/s/ Linda Longo Kazanova
Printed Name: Linda Longo Kazanova
Title: Vice President, Chief Human Resources Officer

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